Exhibit 23.4

CONSENT OF QUALIFIED PERSON

Dahrouge Geological Consulting USA Ltd. hereby consents to the public filing of Sections 1.1 to 1.5, 1.9 to 1.11, 2 to 6, 7.1 to 7.2, 8, 9.2, 9.3, 16, 18 to 21, 22.1, 22.3, 22.9 to 22.12, 23.1.1, and 23.1.9 (the “Covered Sections”) of the Technical Report Summary titled “Technical Report Summary, Elk Creek Project, Nebraska” with an Effective Date of June 30, 2022 (the “Technical Report Summary”) as an exhibit to this Registration Statement on Form S-1 and any and all amendments and supplements thereto (the “Registration Statement”) of NioCorp Developments Ltd. (the “Company”).

Dahrouge Geological Consulting USA Ltd. also consents to the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summary.

Dahrouge Geological Consulting USA Ltd. also consents to any extracts from or a summary of the Covered Sections in the Registration Statement (the “Disclosure”).

Dahrouge Geological Consulting USA Ltd. certifies that we have read the Disclosure being filed by the Company and that it fairly and accurately represents the information in the Covered Sections.

Signed and dated this 19th day of February 2025 at Centennial, Colorado.

/s/ Jacob Anderson
Jacob Anderson, CPG, MAusIMM
Resource Geologist & Business Development Lead
Dahrouge Geological Consulting USA Ltd.